November 27, 2019

Brett Moyer
Chief Executive Officer
Summit Wireless Technologies, Inc.
6840 Via Del Oro Ste. 280
San Jose, CA 95119

       Re: Summit Wireless Technologies, Inc.
           Registration Statement on Form S-3
           Filed November 20, 2019
           File No. 333-234787

Dear Mr. Moyer:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Sergio Chinos, Staff Attorney, at (202) 551-7844 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Manufacturing